Exhibit 4.25

18 December 2015

PREPAYMENT AGREEMENT

For an Amount of up to US$100,000,000

between

GEOPARK COLOMBIA S.A.S.

(as the Seller)

and

C.I. TRAFIGURA PETROLEUM COLOMBIA S.A.S.

(as the Buyer)

and

GEOPARK LTD.

(as the Guarantor)

Contents

Clause		Page
1	INTERPRETATION	3
2	THE COMMITMENT AND ADVANCES	5
3	PURPOSE	6
4	CONDITIONS PRECEDENT	6
5	UTILISATION	6
6	REIMBURSEMENT AND DEDUCTIONS	7
7	ILLEGALITY AND PREPAYMENT	8
8	DEFAULT INTEREST	10
9	CHANGES TO THE CALCULATION OF INTEREST	10
10	EFFECTS OF VOLUNTARY PREPAYMENT	10
11	FEES	11
12	BUYER PROTECTIONS	11
13	GUARANTEE	13
14	REPRESENTATIONS & WARRANTIES	15
15	UNDERTAKINGS	19
16	COVERAGE RATIOS	22
17	INFORMATION UNDERTAKINGS	23
18	EVENTS OF DEFAULT	25
19	PAYMENT MECHANICS	28
20	DISCLOSURE AND CONFIDENTIALITY	29
21	SET-OFF	30
22	NOTICES	30
23	CALCULATIONS AND CERTIFICATES	31
24	PARTIAL INVALIDITY	32
25	REMEDIES AND WAIVERS	32
26	COUNTERPARTS	32
27	CHANGES TO PARTIES	32
28	GOVERNING LAW	32
29	DISPUTE RESOLUTION AND JURISDICTION	32
30	WAIVER OF IMMUNITY	33
31	AGENT FOR SERVICE OF PROCESS	33

This prepayment agreement (the “Agreement”) is entered into on December 18, 2015 by:

1.	GEOPARK COLOMBIA S.A.S., a company incorporated under the laws of Colombia, with its registered office at Calle 94 No. 11-30 8th Floor, Bogota, Colombia (the “Seller”);

2.	GEOPARK LTD., a company formed under the laws of Bermuda, with its registered office at Cumberland House, 9th Floor, 1 Victoria Street, Hamilton HM11, Bermuda with registration number 33273, (the “Guarantor”); and

3.	C.I. TRAFIGURA PETROLEUM COLOMBIA S.A.S. a company incorporated under the laws of Colombia, having its offices at Carrera 11 No. 82-01, Of. 701, Bogota, Colombia, (the “Buyer”), and any of the Seller, the Guarantor and the Buyer, a “Party”, and, together, the “Parties”.

WHEREAS:

(A)	The Seller is engaged (inter alia) in the exploration and production of crude oil and the Parties on or about the date of this Agreement have entered or will enter into the Commercial Contract whereby the Seller has agreed to sell and deliver Commodity to the Buyer in such quantities and of such quality and for the price and on other terms and conditions set out in the Commercial Contract.

(B)	The Buyer has agreed to make an advance payment to the Seller for export of the Commodities in the manner set out in this Agreement.

(C)	Subject to the terms of this Agreement, the Parties agree that the reimbursement of the advance payment and all other amounts owed by the Seller to the Buyer under this Agreement shall be made by way of deductions from the price payable by the Buyer to the Seller for the Commodities to be delivered under the Commercial Contract.

IT IS NOW AGREED:

1	INTERPRETATION

1.1	Definitions

In this Agreement (including the recitals) the terms defined in Schedule 2 (Definitions) shall have the respective meanings.

1.2	Interpretation

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	The “Seller”, the “Guarantor”, and the “Buyer” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by the Buyer;

(iii)	“assets” includes present and future properties, revenues and rights of every description and includes uncalled capital;

(iv)	“certified copy” means, in relation to a document, a copy of that document bearing the endorsement “certified true copy” and which has been signed and dated by a duly authorised signatory of the relevant company and which complies with that endorsement, or a notarised copy of that document;

(v)	“Commodity” shall, as appropriate be construed as a reference to the whole Commodity or any one or more Commodities that form part of that Commodity;

(vi)	“including” or “includes” means including or includes without limitation;

(vii)	“Agreement”, “Commercial Contract”, “Transaction Document” or a “Security Document” or any other agreement or instrument is a reference to that Commercial Contract, Transaction Document or Security Document, or other agreement or instrument as amended, supplemented, extended, restated, novated and/or replaced in any manner from time to time (however fundamentally and even if any of the same increases the obligations of the Seller or provides for further advances);

(viii)	“guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation (including any indemnity) is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(ix)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(x)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(xi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but if not having force of law being one which companies operating in the same industry and jurisdiction of the applicable Obligor also customarily comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xii)	a provision of law is a reference to that provision as amended or re-enacted; the singular includes the plural and vice versa; and

(xiii)	a time of day is a reference to London time, unless expressly provided otherwise.

(b)	Section, Clause and Schedule headings are for ease of reference only and shall not affect the construction of this Agreement.

(c)	References to Clauses, paragraphs and Schedules are references to Clauses, paragraphs and Schedules of this Agreement unless otherwise stated and references to this Agreement include its Schedules.

(d)	Unless a contrary indication appears, a term used in any other Transaction Document or in any notice given under or in connection with any Transaction Document has the same meaning in that Transaction Document or notice as in this Agreement.

(e)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived in writing and an Event of Default is “continuing” if it has not been waived in writing.

1.3	Third party rights

Except for the Buyer’s creditors or financiers to whom the rights of the Buyer under this Agreement may be assigned:

(a)	a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any provision of this Agreement; and

(b)	the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

2	THE COMMITMENT AND ADVANCES

2.1	The Commitment

(a)	Subject to paragraph (b) and (c) below and the other terms of this Agreement, the Buyer makes available to the Seller the Advances in an aggregate amount not exceeding (i) for the period from the Signing Date to and including the Initial Commitment Period End Date, the Initial Commitment; and (ii) for the period commencing from and including the day after the Initial Commitment Period End Date to and including the end of the Availability Period, the Reduced Commitment.

(b)	In no event shall the aggregate amount of the Advances to be Utilised by the Seller under this Agreement (when aggregated with all other amounts previously Utilised under this Agreement) exceed:

(i)	for the period commencing on the first day of the seventh month following the Signing Date and ending on the last day of the seventh month following the Signing Date, US$75,000,000;

(ii)	for the period commencing the first day of the eighth month following the Signing Date and ending on the last day of the eighth month following the Signing Date, US$70,000,000;

(iii)	for the period commencing the first day of the ninth month following the Signing Date and ending on the last day of the ninth month following the Signing Date,

US$65,000,000; and

(iv)	for the avoidance of doubt, from and after the first day of the tenth month following the Signing Date, US$60,000,000 (subject always to the terms of this Agreement and in particular Clause 5.3(b)).

(c)	Upon mutual agreement of the Buyer and the Seller, the Buyer may, in its sole and absolute discretion, make available to the Seller an additional Advance to be Utilised under this Agreement of an aggregate amount not exceeding US$25,000,000 (the “Additional Advance”), subject to the Buyer and Seller entering into amendments and modifications to the Transaction Documents on terms and conditions acceptable to the Buyer in its sole and absolute discretion.

(d)	Subject to paragraphs (a) and (b) and the other terms of this Agreement (in particular Clause 5.3(b)), at no time shall the aggregate amount of the Outstanding Advances exceed the Maximum Commitment.

3	PURPOSE

3.1	Purpose

The Seller shall apply (or shall have applied) the aggregate amount received by it under this Agreement towards general corporate purposes or any other funding requirements.

3.2	Monitoring

The Buyer shall be entitled (but not bound) to monitor or verify the application of the Advances and the Seller shall provide all such information, documents or evidence to the Buyer as the Buyer may reasonably request in its sole discretion for those purposes.

4	CONDITIONS PRECEDENT

4.1	The making of the first Advance under this Agreement is subject to the Buyer receiving, in form and substance satisfactory to it in its absolute discretion, all of the documents and other evidence referred to in Schedule 1 (Conditions Precedent), which are for the sole benefit of the Buyer, and may be waived by the Buyer, in whole or in part, prior to any Utilisation Date without prejudice to the right of the Buyer to require satisfaction of such waived condition as a condition subsequent (to be agreed in writing by the Buyer on terms acceptable to the Buyer at the time of such waiver).

4.2	The making of each Advance under this Agreement is subject to the Seller certifying, and the Buyer being satisfied, that:

(a)	The Repeating Representations are true in all material respects on the Utilisation Date;

(b)	no Default is continuing or shall result from the proposed Utilisation, on the date of such Utilisation Request.

5	UTILISATION

5.1	Delivery of Utilisation Request

The Seller may request an Advance by delivery to the Buyer of a duly completed Utilisation Request not later than 11 a.m. (London Time) one (1) Business Day before the proposed Utilisation Date.

5.2	Completion of the Utilisation Request

A Utilisation Request shall be irrevocable and shall not be regarded as having been duly completed unless the proposed Utilisation Date is a Business Day within the Availability Period.

5.3	Currency, amount and proceeds of Advance

(a)	The currency specified in the Utilisation Request shall be US Dollars.

(b)	The amount specified in the Utilisation Request must not be under US$5,000,000.

(c)	The amount specified in the Utilisation Request must not exceed the Available Facility.

5.4	Cancellation of Commitment

Any unutilised Commitment shall be immediately cancelled at the end of the Availability Period.

6	REIMBURSEMENT AND DEDUCTIONS

6.1	Deductions

(a)	The Seller shall reimburse the Advances by payment of the Reimbursement Instalment for each relevant Reimbursement Period in accordance with this Clause 6.1 and Clause 6.2.

(b)	Subject to Clause 6.1(e) and Clause 18.15 and subject to the Seller’s overriding obligation to reimburse the Outstanding Amount in full on or before the Maturity Date, the Buyer shall (unless otherwise stated in this Agreement) in respect of each Reimbursement Period deduct in aggregate and not per relevant invoice) an amount equivalent to the aggregate of the relevant outstanding Reimbursement Instalment (“Due Sum”) from the amounts owed by the Buyer to the Seller pursuant to the Proforma Invoice and the Final Invoice (as each such term is defined in the Commercial Contract) (the “Commodity Price”) in respect of the relevant Commodity nominated or delivered during the relevant Reimbursement Period. On such deduction by the Buyer, the outstanding amount of the Due Sum shall be correspondingly reduced.

(c)	If, in respect of any Reimbursement Period, the:

(i)	Commodity Price is greater than the Due Sum, the Buyer shall pay to the Seller an amount equal to the difference between the Commodity Price and the Due Sum on the due date, and against presentation of relevant documents, as stipulated under the Commercial Contract.

(ii)	Due Sum is greater than the Commodity Price, the Seller shall pay to the Buyer an amount equal to the difference between the Due Sum and the Commodity Price within 30 days of the issuance by the Seller of the Final Invoice in respect of the Commodity delivered pursuant to the Commercial Contract during the relevant Reimbursement Period, provided that the Buyer may, in its sole and absolute discretion, agree, upon request by the Seller, to take delivery of such volume of the Commodities under the Commercial Contract as the Buyer may elect to cover part of such Due Sum that is payable under this clause 6.1(c)(ii).

(d)	Without prejudice to Clauses 6.1(a) and 6.1(b), the deductions made by the Buyer in accordance with Clause 6.1(b) shall be applied in the following order:

(i)	first, against unpaid fees, costs, claims, and expenses of the Buyer in connection with the Transaction Documents;

(ii)	second, against Default Interest, and accumulated arrears of Default Interest, if any;

(iii)	thirdly, towards reimbursement of that remaining portion of the applicable Reimbursement Instalment not reimbursed under paragraphs (i) and (ii) above in full;

(iv)	lastly, towards reimbursement of any other sum due but unpaid by the Seller to the Buyer under the Transaction Documents.

(e)	Notwithstanding Clause 6.1(b), the Buyer is not obliged to deduct the Due Sum from the Commodity Price in the event the Commodities delivered do not comply with the terms of the Commercial Contract and, for the avoidance of doubt, the Buyer may choose not to deduct the Due Sum from the Commodity Price if any Commodity does not meet the quality or specifications set forth in the Commercial Contract, in which case the Seller shall reimburse the Due Sum through a cash payment on or before the due date for reimbursement or payment of such Due Sum.

6.2	Reimbursement

(a)	The Seller shall reimburse each Reimbursement Instalment (primarily through delivery of the Commodities in accordance with the Commercial Contract, and corresponding deduction in accordance with Clause 6.1 or, if required, through a cash payment) no later than the Reimbursement Date applicable to such Reimbursement Instalment (except in relation to an amount payable pursuant to Clause 6.1(c)(ii), in which case such amounts shall be paid no later than the date specified in Clause 6.1(c)(ii)) and in any event the Outstanding Amount shall be reimbursed by the Seller in full prior to expiry of the Maturity Date.

(b)	Each Reimbursement Instalment shall be the minimum amount due and payable.

(c)	It is acknowledged and agreed by the Seller that the occurrence of an Excusable Event or Force Majeure shall not in any way limit the obligations of the Seller under the Prepayment Agreement in relation to reimbursement of any Reimbursement Instalment payable under Clause 6 and /or payment of any other amounts payable by the Seller under the Prepayment Agreement.

6.3	Mandatory Reimbursement

In addition to any deductions or reimbursements payable by the Seller to the Buyer under Clause 6.1 and 6.2, the Seller shall reimburse the Buyer in such amounts to ensure that the Outstanding Advances do not exceed:

(a)	for the period commencing the first day of the seventh month following the Signing Date and ending on the last day of the seventh month following the Signing Date, US$75,000,000;

(b)	for the period commencing the first day of the eighth month following the Signing Date and ending on the last day of the eighth month following the Signing Date, US$70,000,000;

(c)	for the period commencing the first day of the ninth month following the Signing Date and ending on the last day of the ninth month following the Signing Date, US$65,000,000; and

(d)	from and after the first day of the tenth month following the Signing Date, US$60,000,000 subject always to the reimbursement obligations of the Seller in respect of the Outstanding Advances and each Reimbursement Instalment as set out in this Agreement (and in particular Clauses 6.1 and 6.2),

6.4	Effect of voluntary prepayment on scheduled reimbursements

In the event that the Buyer consents (in its sole and absolute discretion) to the Seller’s request for voluntary prepayment of any Advance, and such Advance is prepaid in accordance with Clause 7.4, the Outstanding Amount shall be contemporaneously reduced by the amount of such prepaid Advance, and the Reimbursement Instalments then calculated shall be reduced on a pro-rata basis.

6.5	Maturity Date

Notwithstanding anything contained in this Agreement, if the Outstanding Amount remains payable to the Buyer on the Maturity Date, the Seller shall pay to the Buyer in cash for value all such amounts on the Maturity Date.

7	ILLEGALITY AND PREPAYMENT

7.1	Illegality

7.1.1	If, at any time, it becomes unlawful (including as a result of, or non-compliance with or breach of, any Sanctions applicable to or becoming applicable to the Seller and/or its Affiliates) in any applicable jurisdiction for the Buyer to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain the Advances then, upon the Buyer notifying the Seller in writing:

(a)	the Commitment of the Buyer shall be immediately cancelled; and

(b)	the Seller shall immediately reimburse or pay the Outstanding Amount;

Notwithstanding the aforementioned, subject to prior agreement between the Buyer and Seller, the Seller may deliver such volume of the Commodities under the Commercial Contract as may be agreed with the Buyer as soon as available to cover part of the Outstanding Amount, with a deduction mechanic applied equivalent to the mechanism in Clause 6.1(b).

7.1.2	Parties agree that if the illegality for the Buyer to perform its obligations by this Agreement or to fund, issue or maintain the Advances does not relate to any act or omission from Seller and or its Affiliates, Buyer shall take all reasonable steps to mitigate the circumstances resulting in such illegality through itself or via a third party in order to attempt to maintain the Agreement in full force and effect.

7.1.3	For the avoidance of doubt:

(a)	Clause 7.1.2 above does not in any way limit the obligations of the Obligors under the Transaction Documents;

(b)	the Obligors shall promptly indemnify the Buyer for all costs and expenses reasonably incurred by it as a result of steps taken by it under Clause 7.1.2;

(c)	the Buyer shall not be obliged to take any steps under Clause 7.1.2 if, in its reasonable opinion, to do so might be prejudicial to it; and

(d)	notwithstanding any such cancellation of Commitment referenced in Clause 7.1.1 the Commercial Contract shall remain in full force and effect.

7.2	Force Majeure

If a Force Majeure event affecting the Seller and which has been declared by the Seller in accordance with Clause 11 of the Commercial Contract has occurred and its consequences are continuing for sixty (60) days then, upon the Buyer notifying the Seller in writing:

(a)	the Commitment of the Buyer shall be immediately cancelled; and

(b)	the Seller shall immediately reimburse or pay the Outstanding Amount in cash.

Notwithstanding the aforementioned, subject to prior agreement between the Buyer and Seller, the Seller may deliver such volume of the Commodities under the Commercial Contract as may be agreed with the Buyer as soon as available to cover part of the Outstanding Amount, with a deduction mechanic applied equivalent to the mechanism in Clause 6.1(b).

7.3	Change of control

Upon the occurrence of a Change of Control:

(a)	To the extent not prohibited from doing so by the terms of any contractual provisions relating to a Change of Control and/or by law or regulation, the Seller shall immediately notify the Buyer of details of any new controlling person in relation to the Seller.

(b)	After becoming aware of a Change of Control (whether pursuant to a notice in paragraph (a) above or otherwise), the Buyer may request such information and access to persons as it reasonably requires from the Seller in order to determine whether it wishes to demand a reimbursement of the Outstanding Amount pursuant to paragraph (c) below.

(c)	At any time after a Change of Control, if the Buyer is not satisfied (acting reasonably) with the Change of Control, upon the Buyer’s first written demand (at its sole discretion), the Seller shall immediately reimburse or pay the Outstanding Amount in cash.

(d)	Notwithstanding the aforementioned, subject to prior agreement between the Buyer and Seller, the Seller may deliver such volume of the Commodities under the Commercial Contract as may be agreed with the Buyer as soon as available to cover part of the Outstanding Amount, with a deduction mechanic applied equivalent to the mechanism in Clause 6.1(b).

7.4	Voluntary prepayment

The Seller is not permitted to voluntarily prepay the Advances (in part or full) unless otherwise agreed by the Buyer in writing, in which case the Parties shall (subject to Clause 10) negotiate the terms of voluntary prepayment in good faith.

8	DEFAULT INTEREST

8.1	Default Interest

(a)	If the Seller (i) fails to pay any amount payable by it under a Transaction Document on its due date, or (ii) fails to deliver the Commodities in accordance with the Commercial Contract, interest shall accrue on the overdue amount, from the due date up to the date of actual payment (both before and after judgment) at the rate set forth in Clause 8.2(a) (“Default Interest”).

(b)	Any Default Interest shall be immediately payable by the Seller on demand by the Buyer.

8.2	Default Interest Rate

(a)	The rate of Default Interest is LIBOR + 10% per annum.

(b)	Default Interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount on a daily basis but will remain immediately due and payable.

9	CHANGES TO THE CALCULATION OF INTEREST

If LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Utilisation Date (for the relevant Advance), the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10	EFFECTS OF VOLUNTARY PREPAYMENT

In the event the Buyer agrees to a voluntary prepayment request by the Seller pursuant to Clause 7.4 and prepayment occurs:

10.1	Interest and other amounts

Prepayment shall be made together with Default Interest, if any.

10.2	No re-advancing

The Seller may not request the re-Utilisation of any amount which has been reimbursed or prepaid.

10.3	Prepayment in accordance with Agreement

The Seller shall not reimburse or prepay all or any part of an Advance or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

10.4	Effect of Reimbursement and Prepayment on Commitments

If all or part of an Advance is reimbursed or prepaid, an amount of the applicable Commitment (equal to the amount of the Advance which is reimbursed or prepaid) will be deemed to be cancelled on the date of reimbursement or prepayment. Any cancellation under this Clause 10.4 shall reduce the applicable Commitment.

10.5	Commercial Contract

Notwithstanding that all Outstanding Advances are reimbursed or prepaid pursuant to this Clause 10, the Commercial Contract shall remain in full force and effect.

11	FEES

11.1	Commitment Fee

(a)	The Seller must pay to the Buyer a commitment fee of 1.75% per annum of the unutilised Available Facility for the Availability Period (the “Commitment Fee”).

(b)	The accrued Commitment Fee is payable on:

(i)	the last day of each successive period of three months that ends during the Availability Period;

(ii)	the last day of the Availability Period

(iii)	if cancelled, in full on the cancelled amount of the Commitment at the time the cancellation takes effect.

11.2	Transaction Fees and Expenses

The Seller shall promptly on demand pay the Buyer the amount of all costs and expenses (including legal fees and costs) reasonably incurred by it in connection with the negotiation, preparation, printing, execution, and perfection of the Security, this Agreement and any other Transaction Document subject to an aggregate maximum of US$75,000.

11.3	Enforcement and preservation costs

The Seller shall, within five Business Days of demand, pay to the Buyer the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Transaction Document and any proceedings instituted by or against the Buyer as a consequence of enforcing these rights.

12	BUYER PROTECTIONS

12.1	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any tax deduction, unless a Tax deduction is required by applicable law.

(b)	If a Tax deduction is required by law to be made by an Obligor, the amount of the payment due from an Obligor shall be increased to an amount which (after making any Tax deduction) leaves an amount equal to the payment which would have been due if no Tax deduction had been required.

12.2	Tax indemnity

(a)	Without prejudice to Clause 12.1, if the Buyer is required to make any payment of or on account of Tax on or in relation to any sum received under or in connection with the Transaction Documents, the Obligors shall indemnify the Buyer for any loss or liability or cost it has suffered (directly or indirectly by the Buyer) as a result of such payment or liability.

(b)	Clause 12.2 (a) above shall not apply:

(i)	with respect to Tax levied by the jurisdiction in which the Buyer is incorporated (or treated as resident for tax purposes); or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 12.1.

12.3	Stamp taxes

The Seller shall pay within five Business Days of demand and indemnify the Buyer against any cost, loss or liability that the Buyer incurs in relation to all stamp duty, registration and other similar Taxes (including any indirect Taxes) payable in Colombia in respect of the Transaction Documents.

12.4	Value added tax

All consideration expressed to be payable under this Agreement to the Buyer shall be deemed to be exclusive of any VAT (or any similar tax). If VAT (or any similar tax) is chargeable on any supply made by the Buyer to the Seller in connection with this Agreement, the Seller shall pay to the Buyer (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (or similar tax).

12.5	Currency indemnity

(a)	If any sum due from an Obligor under the Transaction Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against such Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five (5) Business Days of demand, indemnify the Buyer against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to the Buyer at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Transaction Documents in a currency or currency unit other than that in which it is expressed to be payable.

12.6	Other indemnities

(a)	The Seller shall within five (5) Business Days of demand, indemnify the Buyer against costs, losses or liabilities incurred by it as a result of:

(i)	the occurrence of any Event of Default; and/or

(ii)	a failure by an Obligor to pay any amount or make any delivery under the Transaction Documents on the due date (including performance under the Commercial Contract);

(b)	The Seller shall promptly indemnify the Buyer or its Affiliates and each officer or employee of the Buyer or its Affiliates against any cost, loss or liability incurred by it (them) in connection with, or arising out of, the enforcement or exercise or preservation of any right of the Buyer under the Transaction Documents. Any Affiliate or any officer or employee of the Buyer may rely on this Clause 12.6.

(c)	In the event the Seller has presented a Utilisation Request but fails to Utilise the Advance set forth in that request (as a result of its failure to satisfy the condition precedent set out in Schedule 1 (Conditions Precedent) or by reason of the operation of any other provision of this Agreement) on or before the end of the relevant Availability Period, it shall promptly indemnify the Buyer any and all costs (including legal costs), losses or liability incurred by the Buyer in connection with the Transaction Documents, as a result of such failure to Utilise..

13	GUARANTEE

13.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to the Buyer punctual performance by the Seller of all that Seller’s obligations under the Transaction Documents;

(b)	undertakes with the Buyer that whenever the Seller does not pay any amount when due under or in connection with any Transaction Document, the Guarantor shall within two (2) Business Days of demand pay that amount as if it was the principal obligor; and

(c)	agrees with the Buyer that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Buyer within two (2) Business Days on demand against any cost, loss or liability it incurs as a result of the Seller not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Transaction Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 13 if the amount claimed had been recoverable on the basis of a guarantee.

13.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Transaction Documents, regardless of any intermediate payment or discharge in whole or in part.

13.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by the Buyer in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 13 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

13.4	Waiver of defences

The obligations of the Guarantor under this Clause 13 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 13 (without limitation and whether or not known to it or the Buyer) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Transaction Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Transaction Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Transaction Document or any other document or security; or

(g)	any insolvency or similar proceedings.

13.5	Immediate recourse

The Guarantor waives any right it may have of first requiring the Buyer (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 13. This waiver applies irrespective of any law or any provision of a Transaction Document to the contrary.

13.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Transaction Documents have been irrevocably paid in full, the Buyer (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Buyer (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 13.

13.7	Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Transaction Documents have been irrevocably paid in full and unless the Buyer otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Transaction

Documents or by reason of any amount being payable, or liability arising, under this Clause 13:

(a)	to be indemnified by the Seller;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Transaction Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Buyer under the Transaction Documents or of any other guarantee or security taken pursuant to, or in connection with, the Transaction Documents by the Buyer;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 13.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with the Buyer.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Buyer by the Obligors under or in connection with the Transaction Documents to be repaid in full on trust for the Buyer and shall promptly pay or transfer the same to the Buyer or as the Buyer may direct for application in accordance with Clause 6.1(e).

13.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Buyer.

14	REPRESENTATIONS & WARRANTIES

14.1	General

Each Obligor makes the representations and warranties set out in this Clause 14 to the Buyer.

14.2	Status

(a)	It is duly incorporated and validly existing under the laws of the jurisdiction of its formation.

(b)	It has no centre of main interests or permanent establishment outside the jurisdiction of its incorporation.

(c)	It has the power to own its assets and carry on its business as it is being conducted.

14.3	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by it under the Transaction Documents are legal, valid, binding and enforceable obligations.

14.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it, in a manner that has or would reasonably be expected to have a Material Adverse Effect.

14.5	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents and the transactions contemplated by those documents.

(b)	No limit on its powers (including borrowing powers) will be exceeded as a result of the advancing or giving of guarantees or indemnities contemplated by the Transaction Documents.

14.6	Validity and admissibility in evidence

All Authorisations required:

(a)	to enable it to lawfully enter into, exercise its rights and comply with its obligations in the Transaction Documents; and

(b)	to make the Transaction Documents admissible in evidence in any relevant jurisdictions (including Colombia and Bermuda),

have been obtained or effected or will be obtained or effected prior to its entry into such documents and are or will then be in full force and effect.

14.7	Governing law and enforcement

Subject to the Legal Reservations:

(a)	The choice of English law as the governing law of this Agreement will be recognised and enforced in its relevant jurisdictions (including Colombia and Bermuda); and

(b)	Any judgment or arbitral award obtained in relation to the Transaction Documents in the jurisdiction of the relevant governing law will be recognised and enforced in all relevant jurisdictions (including Colombia and Bermuda).

14.8	Compliance with laws

It is in compliance with all applicable laws and regulations where any non-compliance has or would reasonably be expected to have a Material Adverse Effect.

14.9	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in Clause 18.6; or

(b)	creditors’ process described in Clause 18.7,

has been taken by it or, to the best of its knowledge (after making all due and reasonable enquiries), threatened in relation to it and none of the circumstances described in Clause 18.5 applies to it.

14.10	No filing or stamp taxes

Except for any stamp duty, filings, recordings, regulatory approvals, registrations, notarial or similar Taxes or fees to be paid on or in relation to any Transaction Document which is referred to in any legal opinion delivered to the Buyer under paragraph 3 of Schedule 1 (Conditions Precedent) and which will be made or paid promptly after the date of the relevant Transaction Document, under the laws of Colombia, and any other relevant jurisdiction it is not necessary that any Transaction Document be filed, recorded or enrolled with any court or other authority in any jurisdictions or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Transaction Documents or the transactions contemplated by the Transaction Documents.

14.11	Deduction of Tax

Except for any withholding Taxes on interest payments under this Agreement, as of the date hereof, it is not required to make any deduction for or on account of Tax from any payment it may make under the Transaction Documents.

14.12	No Default

(a)	No Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document

(b)	No Event of Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(c)	No other event or circumstance is outstanding which constitutes a default or termination event (however described) under any other agreement or instrument, which is binding on any Obligor (or to which its assets are subject) and which has or would reasonably be expected to have a Material Adverse Effect.

14.13	No proceedings pending or threatened

To its best knowledge, no litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which would reasonably be expected to have a Material Adverse Effect have been started against it.

14.14	No breach of laws

(a)	No breach, which has or would reasonably be expected to have a Material Adverse Effect, of any law or regulation by it has occurred.

(b)	No labour disputes are current or, to its best knowledge and belief, threatened against it which have or would reasonably be expected to have a Material Adverse Effect.

(c)	The Seller is authorized to produce and sell the Commodities for commercial purposes in accordance with its bylaws and applicable law.

14.15	Environmental laws

(a)	Each Obligor is in compliance with Clause 15.3 and to best of its knowledge and belief after making all reasonable enquiries no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or would reasonably be expected to have a Material Adverse Effect.

(b)	No Environmental Claim which has or would reasonably be expected to have a Material Adverse Effect has been commenced or threatened against any Obligor.

(c)	All consents, licences and approvals required under the Environmental Laws have been obtained and are currently in force where failure to do so has or would reasonably be expected to have a Material Adverse Effect.

14.16	Taxation

(a)	It is not overdue in the filing of any Tax returns and it is not overdue in the payment of any amount in respect of Tax, which has or would reasonably be expected to have a Material Adverse Effect except to the extent such payment is being contested in good faith and adequate reserves are being maintained for those Taxes and the costs required to contest them;

(b)	No claims or investigations, which have or would reasonably be expected to have a Material Adverse Effect, are being, made or conducted against it with respect to Taxes save in respect of a payment which is being contested in good faith and adequate reserves are being maintained for such Taxes and the costs required to contest them; and

(c)	The Seller is resident for Tax purposes only in Colombia.

(d)	The Guarantor is resident for Tax purposes only in Bermuda.

14.17	Pari passu ranking

Its payment obligations under the Transaction Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

14.18	Good title to assets

It has good and valid title to, or valid leases or licences of, and all required Authorisations to use, the assets necessary to carry on its business as presently conducted where failure to do so would reasonably be expected to have a Material Adverse Effect and there is no (i) Security or (ii) other contractual restrictions materially adverse to the Buyer, which, in each case, may affect the rights and property which is the subject of any Transaction Document.

14.19	No immunity

It is an entity existing at private law and does not have the benefit of state immunity under any international treaty, convention or similar instrument or any applicable law.

14.20	Insurance

There is no:

(a)	outstanding insured loss or liability incurred by it which is not expected to be covered to the full extent of that loss or liability and which has or would reasonably be expected to have a Material Adverse Effect; and

(b)	non-disclosure, misrepresentation or breach of any term of any insurance contract to which it is party which would entitle any insurer to repudiate, rescind or cancel it or to treat it as avoided in whole or in part or otherwise decline any valid claim under it by or on behalf the it, which has or would reasonably be expected to have a Material Adverse Effect.

14.21	Sanctions

It and each member of the Group:

(a)	is at all times in compliance with Sanctions that are applicable to it (and where, in the case of any member of the Group other than an Obligor, such failure to comply would reasonably be expected to have a Material Adverse Effect);

(b)	is not a Restricted Party; and

(c)	has not received notice of and is not aware of any claim, action, suit, proceeding or investigation against it with respect to any Sanctions (and where, in the case of any member of the Group other than an Obligor, the relevant claim, action, suit, proceeding or investigation or underlying event forming the subject of such claim, action, suit, proceeding or investigation, has or would reasonably be expected to have a Material Adverse Effect).

14.22	Full disclosure

All factual information provided by or on behalf of it in connection with the Transaction Documents was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated and no information has been given or withheld that results in the information received being untrue or misleading in any respect.

14.23	Times when representations made

(a)	All the representations and warranties in this Clause 14 are made by each Obligor on the Signing Date and the Repeating Representations are repeated on each day for so long as any amount is outstanding under the Transaction Documents.

(b)	Each representation or warranty deemed to be made after the date of this Agreement shall, unless otherwise indicated, be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

(c)	Notwithstanding paragraph (a) above, Clause 14.12(a) shall be deemed to be made on the Signing Date and on the date of the first Utilisation under this Agreement.

15	UNDERTAKINGS

The undertakings in this Clause 15 remain in force from the date of this Agreement for so long as any amount is outstanding under this Agreement.

15.1	Authorisations

Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect and supply upon request to the Buyer certified copies of any Authorisation required under any law or regulation to:

(a)	enable it to perform its obligations under the Transaction Documents;

(b)	ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents; and

(c)	carry on its business where a failure to do so has or would reasonably be expected to have a Material Adverse Effect.

15.2	Compliance

(a)	Each Obligor shall, comply in all respects, with all laws and regulations to which it is subject, if failure so to comply has or would reasonably be expected to have a Material Adverse Effect.

(b)	Each Obligor shall comply with each and every provision of the Transaction Documents.

15.3	Environmental compliance

The Seller shall:

(a)	comply with all Environmental Laws which are necessary for the Seller to perform its obligations under the Transaction Documents;

(b)	comply with all Environmental Laws not otherwise provided for in (a) where failure to comply would reasonably be expected to have a Material Adverse Effect;

(c)	obtain, maintain and ensure compliance with all requisite Environmental Permits (including the Export License) required for the performance of the Seller’s obligations under the Transaction Documents;

(d)	obtain, maintain and ensure compliance with all requisite Environmental Permits not otherwise provided for in (c), if failure to obtain, maintain or comply with such Environmental Permits would reasonably be expected to have a Material Adverse Effect; and

(e)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law;

15.4	Environmental claims

Each Obligor shall, promptly upon becoming aware of the same, inform the Buyer in writing of:

(a)	any Environmental Claim which is current or pending against any member of the Group and which would reasonably be expected to have a Material Adverse Effect; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim, which would reasonably be expected to have a Material Adverse Effect, being commenced or threatened against any member of the Group.

15.5	Taxation

Each Obligor shall, pay and discharge all Taxes imposed upon it or its assets within the time period allowed unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)	adequate reserves are being maintained for those Taxes and the costs required to contest them in accordance with relevant Accounting Principles;

(c)	such payment can be lawfully withheld; and

(d)	any failure to make any such payment does not have, or is not likely to have, a Material Adverse Effect.

15.6	Assets

(a)	Each Obligor shall maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary in the conduct of its business except where failure to do so would not have, or be reasonably likely to have, a Material Adverse Effect.

(b)	Without the prior written consent of the Buyer, no Obligor shall make any disposal, including without limitation, a sale, lease, licence, transfer, loan or other similar transaction, of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions), other than:

(i)	of trading stock or cash made by it in the ordinary course of trading;

(ii)	of obsolete or redundant vehicles, plant and equipment assets for cash or in part exchange for other assets if required for the normal conduct of business;

(iii)	a one-off simultaneous disposal of no more than two (2) Non-Core Fields, provided that the aggregate value of such disposal is not more than USD$10,000,000;

(iv)	of assets, provided that such assets are replaced by other assets comparable or superior as to type, value or quality within 10 days of such disposal; or

(v)	assets with an aggregate market value or book value (whichever is greater) equal to or less than USD$5,000,000 per calendar year.

15.7	Pari passu ranking

(a)	Each Obligor shall ensure that at all times any claims of the Buyer against it under the Transaction Documents will rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

(b)	The Security granted pursuant to or in connection with the Transaction Documents (including any notices of assignment of Buyer’s rights in accordance with Clause 27.1 in and to the Transaction Documents in favour of the Buyer’s financing banks, and served on the Seller by the Buyer, and any acknowledgments thereof by the Seller) has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.

15.8	Change of business

Each Obligor shall ensure that no change is made to the general nature of its business from that carried on by it at the date of this Agreement.

15.9	Use of proceeds

(a)	The Seller shall use each Advance exclusively for the purposes referred to in Clause 3.1.

(b)	Upon the Buyer’s request, the Seller shall provide within five (5) Business Days reasonable details to the Buyer relating to the use of any Advance.

15.10	Negative Pledge

(a)	Except for the Permitted Security, the Seller shall not create, or permit to exist, any Security over, or affecting, the Transaction Documents or Commodities being produced, stored, or delivered on account of the Commercial Contract (or any part thereof).

(b)	The Seller shall not enter into any other supply or export contracts other than on an arm’s length basis.

(c)	In the event of any breach of the Transaction Documents (as a result of the Seller’s failure to deliver the Commodities), it shall not, and shall ensure that none of its Affiliates shall, enter into new supply or export contracts providing for supply of the Commodities to third parties.

15.11	Insurance

(a)	The Seller shall maintain with reputable insurers such insurance in respect of its assets and business as are mandatorily required by all applicable laws and as would otherwise normally be maintained by a prudent company carrying on a business substantially similar to its business in a similar jurisdiction of the Seller.

(b)	Within ten Business Days falling after the date of each anniversary of the renewal of any insurance policy or within ten Business Days of the commencement of any new or replacement insurance policy, the Seller shall provide to Buyer a certificate confirming that the applicable policy has been renewed, is in full force and effect and that all insurance premiums have been paid and are up to date.

15.12	Further assurance

Each Obligor shall at its own expense promptly do, or procure, all such acts or execute, procure the execution of, all such documents (including assignments, transfers, charges, notices, acknowledgments of notices of assignments, and instructions) which the Buyer reasonably determines are required for the exercise of any rights, powers and remedies of the Buyer provided by or pursuant to the Transaction Documents.

15.13	Visitation right

Each Obligor shall allow the Buyer and/or professional advisers, insurance providers, auditors, accountants and contractors of the Buyer free access at all reasonable times and on reasonable notice and at the responsibility of the Seller to the premises and assets of the Seller for the purposes of enabling the Buyer to monitor the Seller’s compliance with, and performance under, the Transaction Documents, provided that, unless a Default has occurred and is continuing, such visits do not interfere with the business operations of Seller.

15.14	No Sanctions

(a)	Each Obligor shall comply in all respects with Sanctions that are applicable to it.

(b)	No Obligor shall knowingly (having made reasonable enquiries) use (and shall ensure that no other member of the Group shall use) any Advances for the purpose of financing or making funds available to any person or entity which is listed on a Sanctions List or located in a Sanctioned Country, if and to the extent such Advances or provision of funds would be prohibited by applicable Sanctions or would otherwise, to the knowledge of such Obligor, cause the Buyer to be in breach of Sanctions applicable to the Buyer.

(c)	No Obligor shall knowingly (having undertaken relevant verifications) use any funds identified as derived directly from any activity or dealing with any person or entity which is listed on a Sanctions List for the purpose of discharging amounts owing to the Buyer in respect of the Transaction Documents to the extent such provision of funds would cause the Buyer to be in breach of Sanctions applicable to the Buyer.

16	COVERAGE RATIOS

16.1	Coverage Ratio Requirements

(a)	The Seller undertakes at all times from the Signing Date through and including the Maturity Date, that the Debt Service Coverage Ratio shall be at least equal to the Minimum Debt Service Coverage Ratio. It is acknowledged that a breach of this paragraph (a) can be remedied as set out in paragraph (c) below.

(b)	The Seller undertakes at all times from the Signing Date through and including the Maturity Date, that the Global Coverage Ratio shall be at least equal to the Minimum Global Coverage Ratio. It is acknowledged that a breach of this paragraph (b) can be remedied as set out in paragraph (c) below.

(c)	If at any time a Coverage Ratio is less than the relevant Minimum Coverage Ratio but equal to or greater than the Reduced Coverage Ratio (a “Coverage Ratio Shortfall Event”), the Buyer shall notify the Seller and the Seller shall:

(A)	increase the volume of Commodity to be delivered under the Commercial Contract during the immediately following three calendar month period and extend the tenor of the Commercial Contract for an additional three month period; and/ or

(B)	reimburse to the Buyer all or part of the Outstanding Advances,

as, in each case, to the reasonable satisfaction of the Buyer, shall ensure that the applicable Coverage Ratio is re-established as soon as practicable but in any event not later than three calendar months after the occurrence of the Coverage Ratio Shortfall Event.

(d)	Subject to Clause 16.1(c) above, if at any time a Coverage Ratio is less than the Reduced Coverage Ratio (a “Reduced Coverage Ratio Shortfall Event”), the Buyer shall notify the Seller and the Seller shall take such actions as are set out in Clause 16.1(c)(A) or (B) above to ensure, to the reasonable satisfaction of the Buyer, that the applicable Coverage Ratio is not less than the Reduced Coverage Ratio within one calendar month of the occurrence of the Reduced Coverage Ratio Shortfall Event.

(e)	The liability of the Seller to comply with its obligations under Clause 16.1(a) and Clause 16.1(b) shall apply at all times, including if a Force Majeure Event or Excusable Event has occurred or is continuing. The Buyer shall be entitled to test compliance by the Seller with its Debt Service Coverage Ratio obligations at any time (including immediately after the occurrence of an Excusable Event or Force Majeure Event) and in any event on at least a monthly basis.

17	INFORMATION UNDERTAKINGS

The undertakings in this Clause 17 remain in force from the Signing Date for so long as any amount is outstanding under this Agreement or any Commitment is in force.

17.1	Financial statements

Each Obligor shall supply to the Buyer, as soon as they are available, but in any event within:

(a)	one hundred and eighty (180) days after the end of each of its financial years, its audited financial statements for that financial year,

(b)	one hundred and eighty (180) days after the end of each of its financial years, its audited consolidated financial statements for that financial year;

(c)	sixty (60) days after the end of each of its financial quarters, its unaudited financial statements for that financial quarter, and for the avoidance of doubt a financial quarter shall commence from the Accounting Reference Date.

17.2	Requirements as to financial statements

(a)	Each Obligor shall procure that its financial statements include a balance sheet, profit and loss account and cash flow statement.

(b)	Each set of financial statements delivered pursuant to Clause 17.1:

(i)	shall be certified by a director of such Obligor as giving a true and fair view of (in respect of audited financial statements), or fairly presenting (in other cases), such Obligor’s financial condition and operations as at the date at which those financial statements were drawn up. If the Buyer so requests, the financial statements shall be accompanied by a letter addressed to the management of such Obligor by the auditors of such Obligor, such letter accompanying those financial statements; and

(ii)	shall be prepared in accordance with the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements, unless, in relation to any set of financial statements, such Obligor notifies the Buyer that there has been a material change in the Accounting Principles and delivers to the Buyer a description of any change necessary for those financial statements to reflect the Accounting Principles.

(c)	Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

17.3	Year-end

The Seller shall not change its Accounting Reference Date.

17.4	Information: miscellaneous

Each Obligor shall supply to the Buyer:

(a)	promptly upon becoming aware of them, the details of any material litigation, arbitration or administrative proceedings which are current or pending against it; and

(b)	promptly, such information as the Buyer may require regarding any assets secured in favour of the Buyer or the compliance by any Obligor with the terms of any Transaction Document;

(c)	details of any adverse change in the terms of any insurance contract to which the Seller is party, or of any material claim under any such insurance; and

(d)	promptly on request, such further information regarding the financial condition, assets and operations of the Seller (including any requested amplification or explanation of any item in the financial statements, budgets or other materials provided by the Seller, any changes to senior management and an up to date copy of its shareholders’ register (or equivalent in its jurisdiction of incorporation)) as the Buyer may reasonably request.

17.5	Notification of default

(a)	The Seller shall notify the Buyer of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Buyer, the Seller shall supply to the Buyer a certificate signed by the director or the directors, as the case may be, on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

17.6	Other reporting and access for Buyer’s technical team

The Seller shall promptly provide to the Buyer all such reports and all such information relating to the Transaction Documents and business, financial conditions of each Obligor as the Buyer may reasonably request.

18	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 18 is an Event of Default (save for Clause 18.15).

18.1	Non-payment

Any Obligor does not pay or reimburse on the relevant due date any amount payable or to be reimbursed pursuant to this Agreement or the other Transaction Documents at the place at and in the currency in which it is expressed to be respectively payable unless its failure to pay is caused by administrative or technical error and payment is made within two (2) Business Days of its due date.

18.2	Undertakings

An Obligor does not comply with any provision(s) of the Transaction Documents (including the undertakings in Clause 15 but other than those referred to in Clause 18.1 (Non-payment), Clause

18.10 (Sanctions) and Clause 18.14 (Delivery under Commercial Contract), unless the same is, in the reasonable opinion of the Buyer, capable of remedy and is remedied within ten (10) Business Days from the earlier of the date the Seller has become aware of that non-compliance and the date notice of that non-compliance has been given by the Buyer to the Seller. It will not be an Event of Default under this Clause 18.2 in relation to a breach of the Seller of its obligations under Clause 16.1(a) and Clause 16.1(b) provided such breach is remedied under and in accordance with Clause 16.1(c) or Clause 16.1(d).

18.3	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in this Agreement, other Transaction Documents or any other document delivered by or on behalf of an Obligor under or in connection with the Transaction Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the circumstances giving rise to the misrepresentation are, in the reasonable opinion of the Buyer, capable of remedy and are remedied within ten (10) Business Days of the earlier of the Buyer giving notice to the relevant Obligor and the Obligor becoming aware of the misrepresentation.

18.4	Cross default

(a)	Any Financial Indebtedness of any Obligor or any other member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material Adverse Effect) is not paid when due.

(b)	Any Financial Indebtedness of any Obligor or any other member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material Adverse Effect) is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any other member of the Group is cancelled or suspended by a creditor of the Seller or other Obligor or a member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material Adverse Effect) as a result of an event of default (however described).

(d)	Any creditor becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	Provided that no cross default will occur under this Clause 18.4, if the aggregate amount of the Financial Indebtedness or commitment for Financial Indebtedness falling with sub- clauses (a) to (d) above does not exceed US$15,000,000.

18.5	Insolvency

(a)	Any Obligor or any other member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material Adverse Effect) is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends making payments on any of its debts (except to the extent such suspension is in connection with a bona fide dispute with the relevant creditor) or, by reason of actual or imminent financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor or any other member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material Adverse Effect) is less than its respective liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor or any other member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material Adverse Effect). If a moratorium occurs, the ending of the moratorium will remedy any Event of Default caused by that moratorium with effect from the ending of moratorium, provided that the rights of the Buyer under the Transaction Documents do not continue to be prejudiced by the ending of such moratorium.

18.6	Insolvency proceedings

Any corporate action, legal proceedings or other formal procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or any other member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material Adverse Effect), save in respect of a solvent reorganisation;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Obligor or any other member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material Adverse Effect);

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor, or any other member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material Adverse Effect) or any of their respective assets; or

(d)	enforcement of any Security over any assets of any Obligor or any other member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material Adverse Effect), or

(e)	any analogous procedure or step is taken in any jurisdiction,

save, in each case, for any corporate action, legal proceedings or other formal procedure or step which is frivolous or vexatious and is discharged, stayed or dismissed within 60 days of commencement.

18.7	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of any Obligor or any other member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material Adverse Effect), which has or would reasonably be expected to have a Material Adverse Effect.

18.8	Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor to perform any of its material obligations under the Transaction Documents.

(b)	Subject to the Legal Reservations, any material obligation or obligations of an Obligor under the Transaction Documents are not or cease to be legal, valid, binding or enforceable.

(c)	Any Transaction Document ceases to be in full force and effect or is alleged by a party to it (other than the Buyer) to be ineffective.

18.9	Expropriation

The authority or ability of Obligor or any other member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material Adverse Effect) to conduct its business is limited or curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person which has or would reasonably be expected to have a Material Adverse Effect.

18.10	Sanctions

An Obligor does not comply with Clause 15.14 (No Sanctions).

18.11	Agreements

(a)	An Obligor rescinds or purports in writing to rescind or repudiates or purports to repudiate any Transaction Document to which it is a party or evidences an intention to rescind (with such intention evidenced in writing) or repudiate any Transaction Document to which it is a party.

(b)	Any Transaction Document is terminated for any reason prior to the Maturity Date.

18.12	Litigation

Any litigation, arbitration, administrative, governmental or regulatory proceedings are commenced:

(a)	in relation to any Transaction Document; or

(b)	in relation to any transaction contemplated in the Transaction Documents, against any Obligor which have or would reasonably be expected to have a Material Adverse Effect.

18.13	Material adverse change

Any adverse event or circumstance occurs and is continuing, and which has, or is reasonably likely to have, a Material Adverse Effect.

18.14	Delivery under Commercial Contract

In any Reimbursement Period, the Seller nominates or delivers a volume of Commodity representing less than an average of 5,000 bpd over the duration of the relevant Reimbursement Period (other than as a result of a Force Majeure event or a failure by the Buyer to comply with its obligations under the Transaction Documents).

18.15	Rights

Notwithstanding any other provision in this Agreement, on and at any time after the occurrence of an Event of Default which is continuing the Buyer may:

(a)	by notice to the Seller declare that all or part of the Outstanding Amount be immediately due and payable in cash, at which time they shall become immediately due and payable in cash;

(b)	by notice to the Seller declare that all or part of the Outstanding Amount be payable on demand in cash, at which time they shall immediately become payable on Buyer’s demand in cash;

(c)	by notice to the Seller request any volume of the Commodities to be delivered under the Commercial Contract be made available as soon as available; and/or

(d)	exercise any or all of its rights, remedies, powers or discretions under the Transaction Documents.

19	PAYMENT MECHANICS

19.1	Payments to the Buyer

Payments to the Buyer shall be made on the due date for value in readily available funds to the account as from time to time may be notified with two (2) Business Days’ notice by the Buyer to the Seller in writing.

19.2	Partial payments or deliveries

(a)	Notwithstanding Clause 6.1(b), if the Buyer receives a reimbursement or delivery for application against amounts due in respect of the Transaction Documents that is insufficient to discharge all the amounts then due and payable by the Seller under those documents, the Buyer shall apply that payment towards the obligations of the Seller in the order as provided in Clause 6.1(d). The Buyer, may vary the order set out in Clause 6.1(d) in its sole and absolute discretion.

(b)	Clause 19.2(a) will override any appropriation made by the Seller.

19.3	No set-off by the Seller

Except as expressly envisaged in the Transaction Documents, all payments or deliveries to be made by the Seller under the Transaction Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

19.4	Business Days

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

19.5	Currency of account

(a)	US$ is the currency of account and payment for any sum due from the Seller under this Agreement.

(b)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(c)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(d)	Any amount expressed to be payable in a currency other than US$ shall be paid in that other currency.

20	DISCLOSURE AND CONFIDENTIALITY

20.1	Confidentiality

(a)	Subject to Clause 20.2, each Party shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into or performing this Agreement which relates to:

(i)	the subject matter and provisions of this Agreement or any of the Transaction Documents;

(ii)	the negotiations relating to this Agreement and any other Transaction Document;

(iii)	the other Parties (including any other members of Seller’s Group or any members of Buyer’s Group (as the case may be)).

20.2	Disclosure Permitted

(a)	A Party may disclose information which would otherwise be confidential if and to the extent disclosure is:

(i)	required by the law of any relevant jurisdiction or for the purpose of any judicial or arbitral proceedings arising out of this Agreement or any Transaction Document;

(ii)	made in a public announcement, circular or communication (each an Announcement) concerning the existence or content of this Agreement by any Party (including for these purposes any members of Seller’s Group or any members of Buyer’s Group, respectively) if, and to the extent that, the Announcement in the opinion of the disclosing Party (acting reasonably), is required to be made by law or pursuant to the rules and/or regulations of any Governmental Agency to which the Party (or the relevant member of Seller’s Group or Buyer’s Group, as the case may be) making the Announcement is subject, whether or not any of the same has the force of law, provided that any Announcement shall, so far as is practicable, be made after consultation with the other Party in respect of the timing and content of such Announcement;

(iii)	required by contractual obligations existing as at the date of this Agreement (including the terms of this Agreement);

(iv)	made by Seller to any member of Seller’s Group or Buyer to any members of Buyer’s Group provided that Seller or Buyer, as the case may be, procure that such members comply with the provisions of Clause 20.1 in respect of such information as if they were a Party to this Agreement;

(v)	made by the Buyer in relation to obtaining or seeking to obtain any financing or refinancing of, or related to, this Agreement;

(vi)	required, in the opinion of the Party making the disclosure, acting reasonably, by a Governmental Agency to which that Party is subject, whether or not such requirement has the force of law;

(vii)	made to the professional advisors, auditors or bankers of any Party where such persons need to know the same in order to carry out their duties or functions provided that Seller or Buyer, as the case may be, procure that such persons undertake to comply with the provisions of Clause 20.1 in respect of such information as if they were a Party to this Agreement;

(viii)	required for the purpose of any arbitral or judicial proceedings arising out of this Agreement;

(ix)	made public through no fault of that Party; and/or

(x)	made with the prior written approval of the other Parties.

21	SET-OFF

21.1	Set-off

The Buyer may set off any matured obligation due from any Obligor against any matured obligation owed by the Buyer to that Obligor or the other Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Buyer may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

22	NOTICES

22.1	Communications in writing

Any communication to be made under or in connection with the Transaction Documents shall be made in writing and, unless otherwise stated, may be made by letter or email.

22.2	Addresses

The address and email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is in the case of the Seller and the Buyer, that identified with its name below, or any substitute address, email address or department or officer as the Party may notify to the Buyer(or the Buyer may notify to the other Party, if a change is made by the Buyer) by not less than five (5) Business Days’ notice.

The Buyer:

C.I. Trafigura Petroleum Colombia S.A.S.
Carrera 11 N° 82-01,

Of. 701, Bogotá, Colombia
Tel. +57 1 742 09 10

Email address: Nicolas.daguerre@trafigura.com

Attention: Nicolas Daguerre

The Seller:

GeoPark Colombia S.A.S. Limited
Calle 94 N° 11 - 30.

8th floor Bogotá, Colombia
Tel. +57 1 743 2337

Email address: cbolanos@geo-park.com

Attention: Carlos Bolaños

The Guarantor:

GeoPark Ltd.

Nuestra Señora de los Ángeles, 179,

Las Condes, Santiago, Chile

Tel: : +56 (2) 2242 9600

Email address: paylwin@geo-park.com

Attention: Pedro Enrique Aylwin Chiorrini

22.3	Delivery

(a)	Subject to Clause 22.3(c), any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:

(i)	If by personal hand delivery, if left at the address set out in Clause 22.2 before 5pm on a Business Day the day when left, and otherwise on the next Business Day;

(ii)	if by way of email, on receipt of an automated delivery receipt or confirmation of receipt from the relevant server if before 5pm on a Business Day and otherwise on the next Business Day;

(iii)	if by way of ordinary first class pre-paid post or post or prepaid recorded or special delivery, where the addressee is in the same country as that from which the notice is sent, two (2) Business Days after posting; or

(iv)	if by way of ordinary pre-paid airmail or prepaid recorded or special delivery (or the nearest local equivalent in the jurisdiction of the sender), where the addressee is in one country and the notice is sent from another, six (6) Business Days after posting.

(b)	and, if a particular department or officer is specified as part of its address details provided under Clause 22.2, if addressed to that department or officer.

(c)	Any communication or document to be made or delivered to the Buyer will be effective only when actually received by the Buyer and then only if it is expressly marked for the attention of the department or officer identified for the Buyer’s in Clause 22.2 (or any substitute department or officer as the Buyer shall specify for this purpose).

22.4	English language

(a)	Any notice given under or in connection with the Transaction Documents must be in English.

(b)	All other documents provided under or in connection with the Transaction Documents:

(i)	in English; or

(ii)	if not in English, and if so required by the Buyer, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

23	CALCULATIONS AND CERTIFICATES

23.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with the Transaction Documents, the entries made in the accounts (including those in respect of interest and/or Default Interest accrued) maintained by the Buyer are prima facie evidence of the matters to which they relate.

23.2	Certificates and determinations

Any certification or determination by the Buyer of a rate or amount or quantity under the Transaction Documents is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

23.3	Day count convention

Any interest, commission or fee accruing under this Agreement and/or other Transaction Documents will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

24	PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

25	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Buyer, any right or remedy under this Agreement and/or other Transaction Documents, shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

26	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

27	CHANGES TO PARTIES

27.1	Assignments and transfers

(a)	Subject to (b) below, neither the Buyer nor any Obligor may assign any of its rights or transfer by novation any of its rights and obligations under any Transaction Document without the consent of the other.

(b)	For avoidance of doubt, Buyer may assign the entirety or any part of its rights (but not its obligations) under any Transaction Document to its financing banks by way of security without the prior consent of any Obligor. Each Obligor shall promptly acknowledge each such assignment upon request and in such form as reasonably requested by the Buyer.

28	GOVERNING LAW

(a)	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, English law.

(b)	The Parties irrevocably submit to the non-exclusive jurisdiction of the courts of England and Wales to support and assist the arbitration process pursuant to Clause 29, including if necessary the grant of interlocutory relief pending the outcome of that process.

29	DISPUTE RESOLUTION AND JURISDICTION

29.1	Arbitration

(a)	Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination or any non-contractual obligation arising out of or in connection with this Agreement (a “Dispute”), shall be referred to and finally resolved by arbitration under the rules of the London Court of International Arbitration (the LCIA Rules), which rules are deemed to be incorporated by reference into this Clause.

(b)	The number of arbitrators shall be three (3), Buyer shall appoint one (1) arbitrator and Seller shall appoint one (1) arbitrator. The two (2) arbitrators nominated by or on behalf of Seller and Buyer together shall provide a list identifying five (5) candidates that the two (2) arbitrators recommend Seller and Buyer consider appointing to be the third arbitrator, who shall act as chairperson of the tribunal. If Seller and Buyer do not agree on the third arbitrator within fourteen (14) days of receiving the list of recommendations, then the third arbitrator, who shall act as chairperson, shall be appointed by the LCIA. If Seller or Buyer fail to appoint an arbitrator within thirty (30) days of receiving notice of the appointment of an arbitrator by the other Party, such arbitrator shall be appointed by the LCIA Court.

(c)	The arbitrators shall have experience of commodities trading.

(d)	The seat or legal place of arbitration, shall be London.

(e)	The language to be used in the arbitral proceedings shall be English.

(f)	The tribunal’s award shall be final and binding on the Parties.

For the avoidance of doubt, collection procedures (“procesos ejecutivos”) exclusively for the enforcement of payments under the Promissory Note shall be subject to the jurisdiction of the competent courts of Colombia.

29.2	Interim Relief & Warranty

(a)	Notwithstanding the provisions of Clause 29.1, either Party may commence and pursue proceedings for interim or conservatory relief against the other Party in any court in any jurisdiction and the commencement and pursuit of such proceedings in any one court or jurisdiction shall not preclude the other Party from commencing or pursuing proceedings in any other court or jurisdiction (whether concurrently or not) if and to the extent permitted by the applicable law.

(b)	The Parties warrant that they have entered into this contract in a commercial capacity and that with respect to this Agreement they are respectively in all respects subject to civil and commercial law.

(c)	The Parties hereby consent generally in respect of legal proceedings and/or arbitration arising out of or in connection with this contract to the giving of any relief, or to the issue of any process in connection with such action or proceedings irrespective of the jurisdiction in question.

30	WAIVER OF IMMUNITY

To the extent that the Seller or Buyer may be entitled in any jurisdiction to claim for itself or any of its property or assets immunity in respect of its obligations under the Transaction Documents from service of process, jurisdiction, suit, judgment, execution, attachment (whether before judgment, in aid of execution or otherwise) or legal process or to the extent that in any jurisdiction there may be attributed to it all or any of its property or assets immunity of that kind (whether or not claimed), the Seller and the Buyer irrevocably agree not to claim and irrevocably waive that immunity.

31	AGENT FOR SERVICE OF PROCESS

The Seller and Guarantor each hereby irrevocably appoints Law Debenture of London, England to receive service of process on its behalf as its authorised agent for service of process in England. If for any reason such agent ceases to be such agent for service of process, the Seller and Guarantor shall forthwith appoint a new agent for service of process in England and deliver to the Buyer a copy of the new agent’s acceptance of appointment within thirty (30) days. Nothing in this Agreement shall affect the right to serve process in any other matter permitted by law.

This Agreement has been executed and delivered on the date first written above.

Schedules 1-5 and execution page follow

Schedule 1
Conditions Precedent

1.	Corporate Authorities

(a)	Seller

(i)	A notarized copy of the private document of incorporation of the Seller.

(ii)	A certified copy or copies of a resolution of the shareholders and/or board of directors of the Seller in the agreed form:

(A)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Document to which it is party; and

(B)	authorising a specified person or persons to execute the Transaction Documents to which it is a party and any to sign and despatch any certificates and other documents in connection with the Transaction Documents on its behalf.

(iii)	If applicable, a copy of a resolution of the board of directors of the Seller establishing the committee of directors referred to in paragraph (i) above.

(iv)	A notarised (or a copy of the passport signature page made upon the presentation of the original passport) specimen of the signature of each person authorised by the resolution referred to in paragraph 1(a)(i) in relation to the Transaction Documents and related documents.

(v)	A certificate signed by an authorised signatory of the Seller in the agreed form: (i) confirming that borrowing or guaranteeing or securing, as appropriate, the Commitment would not cause any borrowing or similar limit binding on the Seller will not be exceeded; and (ii) certifying that each copy document specified in this Schedule 1 relating to it is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date this Agreement.

(vi) The duly executed Promissory Note endorsed by the Guarantor.

(b)	Guarantor

(i)	A certified copy or copies of a resolution of the shareholders and/or board of directors of the Guarantor in the agreed form:

(A)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Document to which it is party; and

(B)	authorising a specified person or persons to execute the Transaction Documents to which it is a party and any to sign and despatch any certificates and other documents in connection with the Transaction Documents on its behalf.

(ii)	Certified copies of each of the following:

(A)	certificate of incorporation (or its certificate of incorporation on change of name);

(B)	memorandum and bye-laws;

(C)	register of members (if applicable);

(D)	register of directors;

(E)	if applicable, resolutions of the shareholders approving execution of the guarantee; and

(F)	certificate of compliance issued by the Bermuda Registry.

(iii)	A certificate signed by an authorised signatory of the Guarantor in the agreed form: (i) confirming that borrowing or guaranteeing or securing, as appropriate, the Commitment would not cause any borrowing, guarantee or similar limit binding on the Guarantor will not be exceeded; (ii) certifying that each copy document specified in this Schedule 1 relating to it is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date this Agreement; and (iii) containing the specimen of the signature of each person authorised by the resolution referred to in paragraph 1(b)(ii) in relation to the Transaction Documents and related documents.

(iv)	A certificate signed by a director of the Guarantor certifying that: (i) the Memorandum of Association of the Guarantor subscribed on 21 January, 2003 and the bye-laws of the Company adopted on 19 February 2014 are up-to-date and in full force and effect as of today’s date; (ii) the Guarantor does not carry on and has never carried on business from premises in Bermuda; (iii) the Guarantor is entering into the Prepayment Agreement with GeoPark Colombia S.A.S. and C.I. Trafigura Petroleum Colombia S.A.S. pursuant to its business of [investment holding]; (iv) Geopark Colombia S.A.S. Limited is a subsidiary of the Guarantor; (v) confirming the full list of directors of the Guarantor.

2.	Transaction Documents

The Transaction Documents duly executed on terms and conditions acceptable to the Buyer in its sole discretion.

3.	Legal opinions

Legal opinions (in agreed form and addressed to the Buyer) from the legal advisers of the Buyer on matters English law and the law of Colombia and the taw of Bermuda, each of which is capable of being relied upon by the Buyer (and its financing banks).

4.	Other documents and evidence

(a)	The Original Financial Statements.

(b)	Duly completed Utilisation Request signed by Seller’s authorized signatory.

(c)	If required by the Buyer, written acknowledgement from the Seller relating to Buyer’s assignment of rights under this Agreement and/or the Transaction Documents to a financing bank or other institution.

5.	Additional Conditions Precedent

Provision of all information from the Seller as required by the Buyer to enable it to comply with all “know your customer” or similar identification procedures under all applicable laws and regulations. The Buyer shall notify the details of such information at least three (3) Business Days before the Utilisation Date.

Schedule 2
Definitions

“Accounting Reference Date” means 31 December or such other date as may be approved by the Buyer;

“Accounting Principles” means generally accepted accounting principles and applicable accounting standards:

(a)	with regard to the Seller, of Colombia; and

(b)	with regard to the Guarantor, Bermuda.

“Additional Advance” has the meaning ascribed in Clause 2.1.

“Advance” means a sum made or to be made available (pursuant to this Agreement) by the Buyer to the Seller in advance of the deliveries/ sale of the Commodities (to be made) pursuant to the Commercial Contract or the principal amount outstanding for the time being of such Advance;

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

“Availability Period” means the period from and including the Signing Date to and including the date falling nine (9) months after the Signing Date, or such later date as may be agreed by the Buyer in its sole and absolute discretion;

“Available Facility” means the Commitment minus:

(a)	the amount of any Outstanding Advance,

(b)	in relation to any proposed Utilisation, the amount of any Advances that are due to be made on or before the proposed Utilisation Date.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are open for general business in London (United Kingdom), Bogota (Colombia), and New York (United States of America);

“Change of Control” means any person that has or group of persons acting in concert that gains direct or indirect control of the Seller. For the purposes of this definition:

(a)	‘‘control” means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of the Seller; or

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Seller; or

(C)	give directions with respect to the operating and financial policies of the Seller with which the directors or other equivalent officers of the Seller are obliged to comply; and/or

(ii) the holding beneficially of more than 50 per cent of the issued share capital of the Seller;

(b)	“acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition, directly or indirectly, of shares in the Seller by any of them to obtain or consolidate control of the Seller;

“Commercial Contract” means the agreement dated on or about the date of this Agreement for purchase by the Buyer from the Seller of the Commodities on the terms and conditions set out therein;

“Commitment” means, as applicable, the Initial Commitment or the Additional Advance, subject to the limitations set out in Clause 2.1(b);

“Commitment Fee” has the meaning given to it in Clause 11.

“Commodity” means (i) the crudes or a blend of crude comprising part or all of the production of the volumes of crude belonging to Seller coming from the Fields and which are subject to sale in accordance with the Commercial Contract or (iii) any other commodity to be delivered to the Buyer pursuant to the Commercial Contract and in accordance (including quantity, specifications and quality) with the terms and conditions of the Commercial Contract and “Commodities” shall mean one or more Commodities, as the context requires;

“Commodity Price” has the meaning given to it in Clause 6.1(b);

“Coverage Ratio” means each of the Debt Service Coverage Ratio and the Global Coverage Ratio;

“Debt Service Coverage Ratio” means at any time the ratio of :

(i) the estimated aggregate value of the Commodities as determined in accordance with the Commercial Contract to be delivered under the Commercial Contract prior to the next Reimbursement Date then to occur at such time, to

(ii) the amount of the applicable Reimbursement Instalment due to be reimbursed on such Reimbursement Date plus (without double counting any Default Interest within the applicable Reimbursement Instalment) any Default Interest due and payable on or before such Reimbursement Date.

“Default” means an Event of Default or any event or circumstance specified in Clause 18 which would with the giving of notice, the making of any determination under the Transaction Documents or any combination of any of the foregoing be an Event of Default;

“Default Interest” has the meaning ascribed to it in Clause 8.1(a);

“Delivery Undertaking” means an undertaking dated on or about the date of this Agreement furnished by the Seller in favour of Buyer in the agreed form set out in Schedule 4;

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water);

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law;

“Environmental Law” means any applicable law or regulation or convention which relates to:

(a)	the pollution or protection of the Environment;

(b)	harm to or the protection of human health; or

(c)	any emission or substance capable of causing harm to any living organism or the Environment;

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of the Seller conducted on or from the properties owned or used by the Seller;

“Event of Default” means any event or circumstance specified as such in Clause 18;

“Excusable Event” has the meaning ascribed to it in the Commercial Contract.

“Fields” has the meaning ascribed to it in the Commercial Contract;

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	monies borrowed and debit balances at banks or other financial institutions;

(b)	any amount raised by acceptance under any acceptance of credit or bill discounting facility (or dematerialised equivalent);

(c)	the amount of any liability in respect of any finance or capital lease;

(d)	receivables sold or discounted;

(e)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an third party which liability would fall within one of the other paragraphs of this definition;

(f)	any amount raised by the issue of shares which are redeemable before the Maturity Date or are otherwise classified as borrowings under the relevant accounting principles;

(g)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 60 days after the date of supply;

(h)	any amount raised under any other transaction (including any forward sale or purchase, sale and sate back or sale and leaseback agreement) having the commercial effect of a borrowing;

“Force Majeure” has the meaning ascribed to it in the Commercial Contract.

“Global Coverage Ratio” means at any time the ratio of:

(i)	the estimated aggregate value of the Commodities (determined by reference to the Commercial Contract) to be delivered by the Seller to the Buyer under the Commercial Contract prior to the Maturity Date, to

(ii) the aggregate amount of the Outstanding Amount at such time,

For the sake of clarity the numerator of the Global Coverage Ratio shall include the Initial Volume as well as the Additional Volume which have been committed as of the relevant calculation date. In addition, for purposes of calculating the dollar value of the Commodities to be delivered over the life of the Commercial Contract: (i) the Final

Price as calculated in accordance with paragraph 7(c) of Schedule 2 of the Commercial Contract shalt apply; (ii) the application of sub-paragraphs (i), (ii) or (iii) of paragraph 7 (c) of Schedule 2 of the Commercial Contract for future deliveries will be based on the information available as of the relevant calculation date; provided that in the absence of any such information the Final Price calculated in accordance with paragraph 7 (c) (i) of Schedule 2 of the Commercial Contract shall apply; (iii) future deliveries shall be deemed to have 16API; (iv) the pricing calculation applied in accordance with sub-paragraph (F) of paragraph 7 of Schedule 2 of the Commercial Contract will be the average of the known quotations applicable for B and V as published during the month of the relevant calculation date; (v) the calculation of deductions applied in accordance with sub-paragraph (M) of paragraph 7 of Schedule 2 of the Commercial Contract shall only be computed on the basis of information actually known as of the relevant calculation date.

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or federal hank or any self-regulatory;

“Group” means the Seller, the Guarantor and any of their respective Affiliates;

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;

“Initial Commitment” means the principal amount of US$75,000,000, to the extent not cancelled or reduced under this Agreement:

“Initial Commitment Period End Date” means the last day of the sixth month after the Signing Date;

“Legal Reservations” means the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors and any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion provided to the Buyer pursuant to Schedule 1 of this Agreement;

“LIBOR” in relation to an Advance, shall mean:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or a period of one (1) month of the relevant Advance) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Buyer at its request quoted by the Reference Banks to leading banks in the London interbank market,

(c)	as of the Specified Time on the Utilisation Date (of the relevant Advance) for the offering of deposits in the currency of the Advance;

“Material Adverse Effect” means any event or circumstance (including without limitation adverse market conditions) which, in the determination of the Buyer (acting reasonably)„ is likely to materially adversely affect:

(a)	the ability of an Obligor to perform its material obligations under any of the Transaction Documents;

(b)	the business, operations or financial conditions of any Obligor;

(c)	the validity or enforceability of, or the effectiveness of any Transaction Document or of any obligation, or purported obligation, of an Obligor pursuant to any of the Transaction Documents, or the rights or remedies of the Buyer under any Transaction Document;

“Maturity Date” means 30 June 2018 or any other date mutually agreed by the parties to this Agreement.

“Maximum Commitment” means the principal amount of US$100,000,000, to the extent not cancelled or reduced under this Agreement;

“Merger” means any amalgamation, demerger, merger, consolidation or corporate reconstruction (or any similar event whatsoever) involving the Seller;

“Minimum Coverage Ratio” means each of the Minimum Debt Service Coverage Ratio or the Minimum Global Coverage Ratio;

“Minimum Debt Service Coverage Ratio” means one hundred and thirty per cent (130%);

“Minimum Global Coverage Ratio- means one hundred and thirty per cent (130%);

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month the above rules will only apply to the last Month of any period;

“Non-Core Field” has the meaning ascribed to it in the Commercial Contract

“Obligor” means the Borrower or the Guarantor.

“Original Financial Statements” means in relation to the Seller, its (a) audited financial statements for the financial year ended 2014 and (b) unaudited financial statements for the semi-annual financial year ended June 2015.

“Outstanding Advance” means the principal amount of the Advances outstanding for the time being;

“Outstanding Amount” means the principal amount of the Advances, Default Interest, or any other amounts whatsoever outstanding and payable by the Seller to the Buyer under the Transaction Documents, from time to time;

“Permitted Security” means:

(a)	any Security created by the Seller in favour of the Buyer pursuant to the Transaction Documents;

(b)	any lien arising by operation of law and in the ordinary course of trade and not as a result of any default or omission by the Seller; and

(c)	any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to the Seller in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by the Supplier or any other person.

“Promissory Note” means a promissory note with blank spaces (“pagare en blanco con carta de instrucciones”) to be executed and delivered by the Seller and endorsed by the Guarantor for the benefit of the Buyer together with a letter of instructions in the form of Schedule 5.

“Reduced Commitment” means the principal amount of US$30,000,000, to the extent not cancelled or reduced under this Agreement;

“Reduced Coverage Ratio” means one hundred per cent (100%);

“Reference Banks” means three internationally active banks active in the London interbank market as may be selected from time to time in its discretion by the Buyer and notified to the Seller subject to the reasonable approval of the Seller;

“Reimbursement Date” means, in relation to any Reimbursement Instalment, the last day of the Reimbursement Period applicable to such relevant Reimbursement Instalment or such other date as agreed by the Parties;

“Reimbursement Instalment” means, in respect of a Reimbursement Period, the amount (in US Dollars) of the Outstanding Amount which is reimbursable in full on the Repayment Date for such Repayment Period, with such amount being equal to (A) the result of (i) the Outstanding Amount on the first day of such Reimbursement Period divided by (ii) the total number of Reimbursement Dates remaining as of such day through and including the Maturity Date (or such other amounts agreed by the Parties), less (B) the pro-rata amount (as applied to all Reimbursement Instalments then calculated) of any repayments or prepayments of the Outstanding Amount made during that Reimbursement Period, except to the extent such repayments or prepayments have been made in order to establish a Minimum Coverage Ratio after the relevant Coverage Ratio Shortfall Event has been notified to the Seller by the Buyer;

“Reimbursement Period” means each calendar month from an including 1 July 2016 to and including 30 June 2018 or such other period agreed by the Parties;

“Repeating Representations” means each of the representations set out in paragraphs (b) and (c) of Clause 14.2 (Status)„ Clause 14.4 (Non-conflict with other obligations), Clause 14.5 (Power and authority), Clause 14.7 (Governing law and enforcement), paragraph (b) and (c) of Clause 14.12 (No Default), Clause 14.13 (No proceedings pending or threatened), paragraph (b) of Clause 14.14 (No breach of laws), paragraph (a) and (b) of Clause 14.15 (Environmental laws), paragraphs (b), (c) and (d) of Clause 14.16 (Taxation), Clause 14.18 (Good title to assets), Clause 14.19 (No immunity), Clause 14.20 (Insurance), Clause 14.22 (Full disclosure).

“Restricted Party” means a party that is: (i) listed on, or owned or controlled by a party listed on, or acting on behalf of a party listed on, any Sanctions List; (ii) located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a party located in or organized under the laws of a country or territory that is included on a Sanctions List; or (iii) otherwise a target of Sanctions (“target of Sanctions” signifying a party with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

“Sanctioned Country” means a country or territory which is subject to economic or financial sanctions or trade embargoes imposed or, administered by the US government through the Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, a member state of the European Union, the Government of Colombia or the State Secretariat for Economic Affairs of Switzerland each authority as amended, supplemented or substituted from time to time.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the US government and administered by OFAC, the United Nations Security Council, the Government of Colombia, the European Union, a member state of the European Union or the State Secretariat for Economic Affairs of Switzerland each authority as amended, supplemented or substituted from time to time.

“Sanctions Authority” means any of :

(a)	the US government and administered by OFAC;

(b)	the United Nations Security Council;

(c)	the European Union;

(d)	a member state of the European Union; or

(e)	the State Secretariat for Economic Affairs of Switzerland,

(f)	the Government of Colombia,

(g) each such list and authority as amended, supplemented or substituted from time to time.

“Sanctions List” means any person who is the subject of Sanctions (including as a result of being owned or controlled directly by such a person) and any of the lists of specifically designated nationals or designated persons or entities (or equivalent) held by a Sanctions Authority.

“Screen Rate” means the six month London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Buyer may specify another page or service displaying the appropriate rate;

“Security” means a mortgage, charge, assignment, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

“Security Documents” means:

(a)	the assignment from Seller to Buyer on or about the date of this Agreement pursuant to which the rights of the Seller under certain relevant pipeline transportation contracts concluded by the Seller for the purpose of moving the Commodity are assigned to the Buyer (the “Transportation Assignment Contract”): and

(b)	any other document as may after the date of this Agreement be executed by any member of the Group to guarantee or secure any amounts owing to the Buyer under this Agreement or any other Security Document.

“Specified Time” means 11.00am London (UK) time;

“Subsidiary” of a company or corporation means any company or corporation:

(a)	which is controlled, directly or indirectly by the first-mentioned company or corporation; or

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

(c)	which is a subsidiary of another subsidiary of the first mentioned company or corporation;

(d)	and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“Transaction Documents” means this Agreement, the Utilisation Request, the Commercial Contract, the Delivery Undertaking, the Promissory Note, and the Security Documents;

“Unpaid Sum” means any sum due and payable but unpaid by the Seller under the Transaction Documents;

“US Dollars” or “US$” means the lawful currency of the United States of America;

“Utilisation” means the making of an Advance, and “Utilise” shall be construed accordingly;

“Utilisation Date” means the date on which a Utilisation is made;

“Utilisation Request” means a notice substantially in the relevant form set out in Schedule 3 (Form of Utilisation Request); and

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other Tax of a similar nature and the analogous Taxes in any other relevant jurisdictions (including any value added tax or sales tax in Colombia).

Schedule 3
Form of Utilisation Request

From: GEOPARK COLOMBIA S.A.S. LIMITED

To: C.I. TRAFIGURA PETROLEUM COLOMBIA S.A.S.

Dated:	2015

Dear Sirs

US$75,000,000 PREPAYMENT AGREEMENT DATED DECEMBER 2015 (THE “AGREEMENT”)

1.	We refer to the Agreement. This is an Utilisation Request

2.	Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

3,	We wish to utilise an Advance on [date]

4.	The purpose of this Advance is to utilise it for general corporate purposes or other funding requirements.

5.	The Advance and its proceeds should be credited to:

Beneficiary Name	:

Beneficiary account number	:

Beneficiary Bank	:

Swift code	:

Beneficiary Bank Address	:

Proceeds to be remitted to	:

6.	We confirm that each condition specified in Schedule 1 (Conditions Precedent) is satisfied on the date of this Utilisation Request, including among other things that:

(a)	no Default is continuing or would result from the proposed Utilisation;

(b)	the representations and warranties contained in the Transaction Documents are true and not misleading as of the date of this Utilisation Request, and will remain true on the Utilisation Date.

7.	This Utilisation Request is irrevocable.

Yours faithfully

___________________________

Authorized Signatory

Schedule 4
Form of Delivery Undertaking

To: TRAFIGURA COLOMBIA S.A.S. LIMITED

Dear Sirs,

We refer to:

1.	The commercial contract (the “Sale Contract”), with reference no ____dated ____December 2015 between, inter alia, GeoPark Colombia S.A.S. Limited, a company incorporated under the laws of Colombia, (“GeoPark”) and Trafigura Colombia S.A.S. Limited, a company incorporated under the laws of Colombia (“Trafigura”) for the sale of crude oil with agreed specifications in the Sale Contract (the “Products”), FOB (as such term is defined in Incoterms 2010) by GeoPark to Trafigura; and

2.	The advance payment agreement (the “AP Agreement”) dated December 2015 between GeoPark and Trafigura in connection with you advancing an aggregate amount of up to US$100,000,000 (the “Advances”) to us, as an advance for export and sale of the Products to you.

In consideration of the Advances made by you to us (with reference to invoices to be issued pursuant to the Sale Contract and AP Agreement, and for all other consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged) we, GeoPark, hereby irrevocably agree and undertake as follows:

1.	We guarantee to deliver the Products in accordance with the terms of the Sale Contract. The quality of the Products and loading date range shall be declared in accordance with the terms of the Sale Contract.

2.	In case the value of the Products loaded for the cargo/shipment scheduled to be delivered during each Reimbursement Period (as set out in the AP Agreement) is less than the amount of the outstanding Reimbursement Instalment (as set out in the AP Agreement) corresponding to such Reimbursement Period, we shall repay the shortfall (i.e. the difference between the value of the Products delivered and the outstanding Reimbursement Instalment during the relevant Reimbursement Period) to Trafigura in accordance with Clause 6.1 (c) (ii) and other relevant terms of the AP Agreement, and in any event on or before the Maturity Date, whichever is earlier.

3.	We confirm that we have the right to sell the Products to you and that full title to the Products shall be passed to you in accordance with the Sale Contract free from any and all liens, charges, security interests, mortgages, pledges and encumbrances of any nature whatsoever.

4.	We shall repay the Advances by: (i) delivery of the Products in accordance with the terms of the Sale Contract, and repayments made pursuant to AP Agreement; and (ii) the presentation of documents related to such delivery as required under the terms of the Sale Contract (the “Documents”). The invoice value of the Products shall be applied towards discharge of the Advances in accordance with the terms of the AP Agreement.

5.	If we fail to comply with the terms of the AP Agreement and/or the Sale Contract and no delivery of Products has taken place by expiry of the delivery period specified in the Sale Contract or the Maturity Date (as defined in the AP Agreement), whichever is earlier, and/or none of the Documents have been presented to you in accordance with the Sale Contract, we shall repay, upon your first written demand, to your nominated bank account by telegraphic transfer in freely available US dollars without offset, counterclaim, withholding or deduction of any kind whatsoever the full amount of the Advances then outstanding, plus accrued default interest thereon (as the case may be) together with any fees, costs and expenses in terms of the AP Agreement, as specified in your written demand.

6.	If we fail to comply with the terms of the AP Agreement or Sale Contract and only part of the Products are delivered or the Product delivered does not meet the contractual specification and/or only some of the Documents are presented. we shall repay, upon your first written demand, to your nominated bank account by telegraphic transfer in freely available US dollars without offset, counterclaim, withholding or deduction of any kind whatsoever the difference between the outstanding amount of the Advances plus default interest thereon (if any) and the value of the Products delivered and/or the documents presented, as specified in your written demand. The sum you specified in your written demand subject to the terms of the Transaction Documents shall be final, conclusive and binding on us as to the amount repayable by us.

7.	We shall protect, indemnify and save your harmless form and against any and all liability, costs, expenses, losses, damages or claims of whatever nature which you may suffer or incur arising out of our failure to comply with this Delivery Undertaking, the AP Agreement and the Sale Contract.

8.	Clauses 21 to 30 of the AP Agreement shall apply mutatis mutandis to this Delivery Undertaking as if set herein.

9.	Nothing in this Delivery Undertaking shall be considered or deemed to limit, impact upon or adversely affect any of our obligations or liabilities under the AP Agreement and/or Sale Contract or any of your rights under the AP Agreement or Sale Contract. The exercise by you of any rights under the Delivery Undertaking shall be entirely without prejudice to any rights you may have under the AP Agreement or Sale Contract.

We shall be discharged from all liabilities whatsoever under this Delivery Undertaking on completion of shipment as on the bill of lading date. and full repayment of the Advances (by way of deduction of cash repayment as the case may be) together with all default interest, if any, costs, fees and expenses under the terms of AP Agreement and Sale Contract, whichever is later.

Your sincerely,	Agreed and Accepted:

Signed by:	Signed by:

Designation:	Designation:

For and on behalf of	For and on behalf of

GeoPark Colombia S.A.S. Limited	Trafigura Colombia S.A.S. Limited

Schedule 5

Promissory Note

Promissory Note No. [insert number of promissory note that accords with the count of promissory notes issued by the Debtor]

Date Issued: [•]

Name of Lender/Creditor: C.I. TRAFIGURA PETROLEUM COLOMBIA S.A.S.

Value of the Principal: __________________

GEOPARK COLOMBIA S.A.S., company constituted by private document of single shareholder January 16, 2012, enrolled January 20, 2012, under number 01600309 of Book IX, with NIT. [Tax Identification Number] 900.493.698.1 and principal address in the city of Bogotá, Capital District, (represented in this contract by MARCELA VACA TORRES, in her capacity as attorney, identified as appears below her signature and CARLOS BOLAÑOS ORTIZ in his capacity as attorney, identified as appears below his signature (the “Debtor”), by virtue of the present instrument promises to pay unconditionally and irrevocably to the order of C.I. TRAFIGURA PETROLEUM COLOMBIA S.A.S. (the “Lender”/”Creditor”) or to whomever represents its rights and is authorized to receive the payment, on the due date of this note that is indicated in number 4 below (the “Due Date”) the amounts consigned in this instrument as principal that the Debtor has received by mutual commerce from the Lender to its entire satisfaction, with interest and the other sums of money mentioned in the present instrument, in accordance with the following terms:

1.1.    The sum of ____________________________________________________________ pesos ($____________) as principal;

1.2

2.       The sum indicated in number 1.1. will yield late interest, starting from the Due Date of this note, at the lesser of the following rates: (i) Libor + 10%; or (ii) the maximum late interest rate allowed by existing standards in the Republic of Colombia and until payment is certified.

3.       All payments under the present note will be made by the Debtor in the city of [insert payment city named in the contract], with immediately available tax- and deduction-free funds, and without compensation or counterclaims whatever, on the following due date that has been established for expiration of this note:

_________________________.

4.       The Debtor irrevocably waives any brief, private or judicial counterclaim, lawsuit, complaint, claim, notice of default, requirement, or additional notification of any kind.

5.       This note is governed by and will be interpreted in conformity with the laws of the Republic of Colombia.

6.       Blank spaces in this note will be filled in following instructions that are contained in the attached letter of instructions given to the Debtor.

It is stated that this note was signed the [•] day of the month of [•] of [•].

The Debtor,

_______________________________________

Name: CARLOS BOLAÑOS ORTIZ

Identification: 79.781.555

_______________________________________

Name: MARCELA VACA TORRES

Identification: 51.903.390

[Remainder of page left intentionally blank]

DECEMBER ___, 2015

C.I. TRAFIGURA PETROLEUM COLOMBIA S.A.S. and/or their grantees, endorsees, and successors

Reference:	Instructions for filling in blank spaces in Promissory Note No. [•].

Dear Sirs:

GEOPARK COLOMBIA S.A.S., company constituted by private document of single shareholder January 16, 2012, enrolled January 20, 2012, under number 01600309 of Book IX, with NIT. [Tax Identification Number] 900.493.698.1 and principal address in the city of Bogotá, Capital District (represented in this document by MARCELA VACA TORRES, in her capacity as attorney, identified as appears below her signature and CARLOS BOLAÑOS ORTIZ in his capacity as attorney, identified as appears below his signature (the “Debtor”), properly authorized to grant the present letter of instructions in accordance with Article 622 of the Colombian Code of Commerce, with this letter imparts instructions and grants irrevocable and permanent powers to C.I. TRAFIGURA COLOMBIA S.A.S. (the “Lender”/”Creditor”) under the Credit Contract (as later defined), to fill in each and every space left blank in the Promissory Note identified in the heading of this letter of instructions (the “Promissory Note”), when the obligations of the Debtor, contained in the Note, become demandable in the terms indicated below.

1.	Background and legal action

1.1.	The ___ day of December of 2015 the Debtor and the Creditor entered into a Crude Sales Contract (the “Crude Sales Contract”) by virtue of which the Debtor obligated itself to sell the Creditor certain volumes of crude petroleum.

1.2.	On the same date, Creditor and Debtor entered into a prepayment agreement (the “Prepayment Agreement,” and together with the Crude Sales Contract, the “Contracts”), by virtue of which the Creditor obligated itself to make certain prepayments of crude sold under the previously mentioned Crude Sales Contract.

1.3.	As a condition for making the crude prepayments, it was established that the Debtor would grant the Promissory Note that is the object of the present letter of instructions, showing by this means the amounts owed by the Debtor to the Creditor under the Contracts.

2.	Authorization to fill in the Promissory Note

In the event in that (i) the Debtor fails to comply in whole or in part with its obligation to pay in crude or money any of the installments of principal, interest, or other sums due under the Prepayment Agreement on the dates established in conformity with the Prepayment Agreement, or (ii) any other Noncompliance Event should occur (according to this term, as defined in the Prepayment Agreement), in both cases, the sums owed by the Debtor under the Prepayment Agreement would be declared as due and payable according to the terms of the Prepayment Agreement and such sums, in whole or in part, as failures to pay, and the Lender or its grantees, endorsees, or successors may fill in the blank spaces of the Promissory Note, without necessity of previous warning, brief, private or judicial counterclaim, lawsuit, complaint, claim, notice of default, requirement, or additional notification of any kind, in conformity with this letter of instruction.

3.	Value or amount of the instrument

The Debtor expressly and irrevocably authorizes the Lender and/or its grantees, endorsees, or successors to fill in the blank spaces of the Promissory Note mechanically (by machine) or by hand, in conformity with the instructions indicated below:

3.1.	Principal Payments

The blank space identified with number 1.1. of the Promissory Note will be filled in with sums in Colombian pesos equivalent to sums in Dollars of the United States of America for the principal that the Debtor owes the Lender on the Due Date, including the amounts owed and pending by virtue of the period’s expiration and the amounts declared due by any acceleration in accordance with provisions in the Prepayment Agreement.

3.2.	Late Interest Payments

3.2.1. Late interest will be incurred, subject to the law of the Republic of Colombia, on installments of principal or interest or any other amount due and unpaid at the lesser of the following rates (the “Late Interest Rate”): (i) the late interest rate applicable under the terms of the Prepayment Agreement (the “Late Interest Rate of the Prepayment Agreement”), which is the LIBOR rate + 10%; or (ii) the maximum late interest rate permitted by prevailing standards of the Republic of Colombia, as certified by the Financial Supervisory Authority of Colombia, or the entity that replaces it or substitutes for it.

4.	Calculation

All interest under the Promissory Note will be calculated on the basis of a year of three hundred sixty (360) days and will be payable for the number of days actually elapsed (including the first day, but excluding the last day).

5.	Due Date

The blank space in number 3 of the Promissory Note corresponding to the due date of the Promissory Note will be filled in with the date on which it is decided to fill out or complete the Promissory Note, in accordance with the Noncompliance Events if it is any date after the Promissory Note is issued (the “Due Date”).

6.	Exchange Rate:

For conversion to Colombian pesos of the amounts owed for any item designated in dollars of the United States, the Representative Market Rate certified by the Financial Supervisory Authority of Colombia will be used, or that of the entity taking its place on the Due Date.

7.	Guarantees, endorsees, or successors

Blank spaces may be filled in by those who are grantees, endorsees, or authorized successors of the Lender in terms of the Prepayment Agreement.

The Promissory Note thus filled in will be demandable immediately and executable on its merits without further requirements.

The Debtor declares having received a copy of the Promissory Note and of the present Letter of Instructions.

Sincerely,

The Debtor,

__________________________________________________

Name: CARLOS BOLAÑOS ORTIZ

Identification:

__________________________________________________

Name: MARCELA VACA TORRES,

Identification:

EXECUTION PAGE

BUYER:	)
EXECUTED on behalf of C.I. TRAFIGURA	)
PETROLEUM COLOMBIA S.A.S.	)
)
Bernardo Hoyos and Nicolas Daguerre, being the	)
persons who, in accordance with the laws of	)
Colombia, are acting under the authority of the	)
company	)
)

Signature

/s/ Bernardo Hoyos
Bernardo Hoyos
Id. No.

/s/ Nicolas Daguerre
Nicolas Daguerre
Id. No.

SELLER:	)
EXECUTED on behalf of GEOPARK	)
COLOMBIA S.A.S. LIMITED	)
)
Marcela Vaca Torres and Carlos Bolaños Ortiz,	)
being the persons who, in accordance with the laws	)
of Colombia, are acting under the authority of the	)
company	)
)

Signature

/s/ Marcela Vaca Torres
Marcela Vaca Torres
ID No.:

/s/ Carlos Bolaños Ortiz
Carlos Bolaños Ortiz
ID No.:

GUARANTOR:	)
EXECUTED on behalf of GEOPARK	)	SEAL
LTD	)
)
Each of Pedro Enrique Aylwin Chiorrini being the	)
being the persons who, in accordance with the laws	)
Bermuda, is acting under the authority of the	)
company	)
)

Signature

/s/ Pedro Enrique Aylwin Chiorrini
Pedro Enrique Aylwin Chiorrini

Witness:

/s/ Fernanda Chiarini Zanetta
Name: Fernanda Chiarini Zanetta
Address: Nuestra Señora de Los Angeles 179, Santiago, Chile